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EXHIBIT 21.1

SCHNITZER STEEL INDUSTRIES, INC.
List of Subsidiaries

Subsidiary	State of Incorporation
Alaska Steel Co.	Oregon
Arion Shipping Co.	Delaware
Cascade Steel Rolling Mills, Inc.	Oregon
Crawford Street Corporation	Oregon
Edman Corp.	Oregon
General Metals of Alaska, Inc.	Oregon
General Metals of Tacoma, Inc.	Washington
Joint Venture Operations, Inc.	Delaware
Levi's Iron and Metal, Inc.	Oregon
Manufacturing Management, Inc.	Oregon
SSI International Far East Ltd.	Korea
Mormil Corp.	Oregon
MRI Corporation	Delaware
Norprop, Inc.	Oregon
Oregon Rail Marketing Co.	Oregon
Proler Environmental Services, Inc.	Delaware
Proler Industries, Inc.	Delaware
Proler International Corp	Delaware
Proler Properties, Inc.	Texas
Proler Recycling, Inc.	Delaware
Proler Steel, Inc.	Delaware
Proleride Transport Systems, Inc.	Delaware
Schnitzer Leasing, Inc.	Oregon
SD&G, Inc.	Nevada
SSI International, Inc.	Guam
SSP Arion Corp.	Oregon
SSP Reclamation Company	Oregon
Willamette Forge & Machine Works, Inc.	Oregon

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  EXHIBIT 21.1
SCHNITZER STEEL INDUSTRIES, INC. List of Subsidiaries